Exhibit 10.12
Entergy Services, Inc.
639 Loyola Avenue
New Orleans, LA 70113
May 22, 2008
Carolyn C. Shanks
308 East Pearl Street, Apt. 1001
Jackson, MS 39201
Re: Conditional Offer of Enexus Employment
Dear Carolyn:
In furtherance of our discussions, this letter agreement sets forth the terms and conditions of our conditional offer of employment with the new legal entity expected to be established in 2008 to own the non-utility nuclear business contemplated to be spun off from Entergy Corporation in a separate transaction. For purposes of this Agreement, the new legal entity shall be referred to as “Enexus.” Provided Enexus has been legally formed, the spin-off occurs, and you have met all of the terms and conditions for employment with Enexus as set forth below, your new full-time position is contemplated to be Senior Vice President, Administration & Corporate Support (CAO), reporting to Richard J. Smith, with your job location in Jackson, MS. The details of employment under this agreement (the “Agreement”) are set forth below and shall supersede any other oral or written employment offers, representations, agreements or communications related to current or future Enexus employment that you may have received from, or entered into with, Entergy Services, Inc. (“ESI”), or any other affiliate or subsidiary of Entergy Corporation (collectively, the “Entergy System,” and each an “Entergy System Company”) prior to the execution of this Agreement, which prior offers, representations, agreements or communications you acknowledge are without effect. The date upon which you execute this Agreement indicating your acceptance of the conditional offer of employment with Enexus shall be the effective date of the Agreement. We are excited to offer you this opportunity and feel that you can add tremendous value to the Enexus team being assembled.
1. Compensation and Benefits:
If the contingencies set forth below are met, and you become employed by Enexus under this Agreement, your employment shall be at-will, and your compensation, benefits and incentive package is anticipated to be as follows, subject to required approvals:
(a)	The Enexus Offer.
(i) Salary. Your bi-weekly rate of pay at Enexus shall be THIRTEEN THOUSAND FOUR HUNDRED SIXTY-ONE AND 54/100 ($13,461.54) DOLLARS or such amount as may be approved from time to time by Enexus, in its sole discretion, while you are employed in accordance with this Agreement (subject to all appropriate withholdings or other deductions required by law or by Enexus’s established policies), such salary to be payable in accordance with Enexus’s payroll practices. To the fullest extent permitted by law, Enexus shall have the right to require you to remit to it, or to withhold from other amounts payable to you, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local tax withholding requirements.
(ii) Benefits. You may participate in all Enexus qualified employee benefit plans, welfare benefit plans and programs for which you are eligible, in accordance with the terms and conditions of such plans and programs as in effect and as they may be amended from time to time. Your participation in some or all of these plans may be contingent upon your execution of, and the

May 22, 2008

acceptance by the plan’s administrator of, a participation agreement, and upon your satisfaction of other terms and conditions. Except as specifically set forth herein, the benefits provided under this Agreement shall in no way alter or affect the terms and conditions of any Enexus sponsored or maintained qualified employee benefit plans, non-qualified employee benefits plans, programs, and welfare benefit plans in which you may otherwise be eligible to participate, and your eligibility to participate in any such plans or programs will be determined in accordance with the terms and conditions of such plans or programs, as they may be amended from time to time.
At this time, the compensation and benefit plans, programs and arrangements to be offered to employees of Enexus have not been finalized. It is anticipated that Enexus will offer its employees the benefit plans or programs described in the document titled “Benefits at a Glance,” attached to this Agreement, but these arrangements are subject to change.
You also may be eligible for relocation benefits, including home buyout, as described in the attached Relocation Benefits Summary. These relocation benefits will be initiated after you have officially accepted the position and have fulfilled all requirements and received all required approvals to participate in such program, including execution of any required documents.
(b)	Continuing Entergy System Eligibility.
If you satisfy the conditions set forth above and become employed by Enexus under this Agreement, then it is anticipated that you shall continue to be eligible for certain Entergy System benefits under their terms and conditions, subject to required approvals, as described in the attached “Benefits at a Glance” subject, again, to any changes that may be made to those benefits.
Attached to this Agreement is also an individualized Discussion Sheet to assist you in understanding the compensation and benefit programs we anticipate being available to you.
2. Contingencies:
This Enexus offer of employment is contingent upon: (1) the actual legal formation of Enexus; (2) the spin-off occurring on terms approved by the board of directors of Entergy Corporation; (3) your formal acceptance of this offer within the time frame set forth below; and (4) you remaining employed by, and in good standing with, an Entergy System Company, including the continuing performance of your duties in a satisfactory manner (as determined by your Entergy System Company employer in its sole discretion), until you become employed by Enexus. The date on which Enexus is spun off from Entergy Corporation in a separate transaction (“Spin Date”) shall be your date of hire with Enexus unless you are notified otherwise in writing (“Enexus Hire Date”). Until your Enexus Hire Date, the terms and conditions of your current at-will Entergy System Company employment will remain in effect, although you may be transferred to a new department within the Entergy System and/or assigned additional duties associated with Enexus in the interim. As of the Enexus Hire Date, your employment with the Entergy System Companies shall be deemed terminated.
Following your Enexus Hire Date, as a condition of maintaining your employment with Enexus, you agree that you must: (1) within 3 days of your Enexus Hire Date, present suitable documentation to Enexus of your identity and employment eligibility (1-9 INS certification); (2) obtain and maintain authorization for unescorted access to a nuclear plant site to the extent the job you are being offered requires such access; and (3) comply with any and all Enexus hiring and employment policies, practices and procedures, including but not limited to, the execution of any forms provided by Enexus in connection with same.

May 22, 2008

In the event the Spin Date does not occur after your acceptance of this conditional offer or if you accept this conditional offer and then choose to rescind it for any reason prior to your Enexus Hire Date, then to the extent practicable as determined by the Entergy System Companies in their sole discretion, you will remain in the position in which you were employed at the time of your acceptance of this offer, subject to all terms and conditions of your current at-will employment. If your current position is no longer available for whatever reason, then you will be placed in a position comparable to the one you were performing prior to the effective date of this Agreement to the extent it is practicable to do so in the Entergy System Companies’ sole discretion and, if not, continue through the Entergy Employee Commitment process beginning with a search for an available position for which you are qualified.
3. Confidentiality and Work Product:
(a)	Confidentiality. During your Entergy System Company employment and forever thereafter, other than as authorized by an Entergy System Company or as required by law or as necessary for you to perform your duties, you shall hold in a fiduciary capacity for the benefit of the Entergy System and not disclose to any person or entity and not use for any purposes or release or disclose to any person, any trade secrets or proprietary information and materials (including, without limitation, all information concerning the business transactions, financial arrangements, or marketing plans of any Entergy System Company or otherwise acquired by you in conjunction with your Entergy System Company employment, including, without limitation, any information which if released to third persons would result in financial loss, loss of pecuniary advantage, or otherwise be detrimental to the interests of any Entergy System Company (“Entergy Confidential Information”)).

During your Enexus employment and forever thereafter, other than as authorized by Enexus or as required by law or as necessary to perform your duties, you shall hold in a fiduciary capacity for the benefit of Enexus and not disclose to any person or entity and not use for any purposes or release or disclose to any person, any trade secrets or proprietary information and materials (including, without limitation, any information which if released to third persons would result in financial loss, loss of pecuniary advantage, or otherwise be detrimental to the interests of Enexus or any person transacting business with Enexus (“Enexus Confidential Information”)).

Notwithstanding the foregoing paragraphs, nothing in this Agreement shall be deemed to prohibit or interfere with your right to: (i) make any disclosure of relevant and necessary information in any action or proceeding relating to this Agreement, or as otherwise required by law pursuant to a subpoena, court order or other legal process; or (ii) participate, cooperate, or testify in any action, investigation or proceeding with, or provide information to, any governmental agency or legislative body; provided that, to the extent permitted by law, upon receipt of any such subpoena, court order or other legal process compelling the disclosure of any Entergy Confidential Information or Enexus Confidential Information, as applicable, you will give prompt written notice to the General Counsel of Entergy Corporation, in the case of Entergy Confidential Information, or to the General Counsel of Enexus, in the case of Enexus Confidential Information, so as to provide the applicable company with an opportunity to protect its interests in confidentiality to the fullest extent possible. In the event of any breach or threatened breach of the confidentiality provisions of this Agreement, all unvested benefits or other payments otherwise payable to you under this Agreement shall be cancelled and shall not vest or otherwise be payable to you, and any Entergy System Company (in the case of Entergy Confidential Information) or the Enexus (in the case of Enexus Confidential Information) shall be entitled to an injunction, without bond, restraining you from violating the confidentiality provisions of this Agreement in the future, in addition to any other relief to which the affected company may be

May 22, 2008

entitled.

(b)	Work Product. You agree to and hereby do assign to any Entergy System Company employing you all your rights in and to all inventions, business plans, work models or procedures, whether patcntable or not, which are made or conceived solely or jointly by you at any time during your employment with any Entergy System Company or with the use of any Entergy System Company time and materials. You will disclose to such Entergy System Company all facts known to you concerning such matters and, at the Entergy System Company’s expense, do everything reasonably practicable to aid it in obtaining and enforcing proper legal protection for, and vesting Entergy System Company in title to, such matters.
4. Additional Terms:
(a)	At-Will Employment. Your employment with Enexus shall be at-will at all times, as it is currently with your Entergy System Company employer. This means that both you and Enexus shall always have the right to terminate your employment with Enexus at any time for any reason, with or without notice or cause. Your at-will status may only be modified by a signed agreement between you and an authorized representative of Enexus. Nothing in this Agreement shall be construed as a contract or guarantee of continued employment with either an Entergy System Company or Enexus for any length of time.
(b)	Employment Files. In connection with your employment at Enexus, you agree to, and hereby authorize, the disclosure and transfer of all of your personnel, medical, benefits and other employment-related files and information from your Entergy System Company to Enexus upon your Enexus Hire Date. Among other things, such transfer of your files or information may be necessary to ensure you receive appropriate service credits or meet other benefit eligibility requirements. You agree to execute any lawful and reasonable authorizations requested by Enexus or any Entergy System Company to effectuate such transfers.

(c)	Amendment. This Agreement contains the entire understanding regarding your contemplated employment with Enexus. No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties.

(d)	No Subsequent Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate to waive any subsequent breach of the Agreement.

(e)	Applicable Law. The Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

(f)	Severability. Should any part of this Agreement be found to be invalid or in violation of law, such part shall be of no force and effect, and the rest of this Agreement shall survive as valid and enforceable to the fullest extent permitted by law.

(g)	Acknowledgement. By signing the Agreement in the space provided below, you are acknowledging that you have read and understand all of the terms of this Agreement and are entering into this Agreement voluntarily.
5. Timing of Conditional Offer and Acceptance:

May 22, 2008

The conditional offer of employment contemplated by this Agreement will remain outstanding until May 29, 2008. You will be deemed to have rejected the offer if we do not receive your signed acceptance by the indicated date.
Please indicate your response to this offer by checking the appropriate box below and returning the signed and dated Agreement to Ramona Kudla. You may fax your signed Agreement to 504-576-5796, and a facsimile will have the same effect as the original.
Please do not hesitate to call should you have any questions or need any assistance.

/s/ Richard J. Smith
SIGNATURE OF Richard J. Smith
Authorized Agent of Entergy Services, Inc.
CEO Designee of Enexus
RESPONSE OF Carolyn C. Shanks TO CONDITIONAL OFFER OF EMPLOYMENT
☑     I understand and accept the conditional offer of Enexus employment.
☐     I reject the conditional offer of Enexus employment.

/s/ Carolyn C. Shanks	5.27.08
SIGNATURE of Carolyn C. Shanks	DATE
Enclosures:
Discussion Sheet
Benefits at a Glance
Relocation Benefits Summary

Employee Name     Carolyn Shanks
Effective Date: {TBD}

ITEM	CURRENT	Recommended	Incremental Value
Company	Entergy	Enexus
Title	President & CEO, Entergy MS	SVP, Admin & Corp Support (CAO)
Base Salary	$317,140	$350,000	$32,860	10%
MRV	$284,000	$375,000
Percent to MRV	112%	93%
Target Annual Incentive	50%	60%	$51,430
RL	R36	R48
ML	4	3
Target Stock Options*	5,200	9,600	$66,308
Target LTIP	700	1,400	$83,748
Signing Bonus	N/A	No
Up Front Restricted Units	1,200	3,000	$216,000
Nuclear Retention Plan	No	No
Perquisites	Yes	Yes	Financial Planning & Physical
Relocation	N/A	No	Jackson Location
Pension & OPEB	Yes	N/A	Access to both programs as per transition framework
SERP	Yes	N/A	Offer transition qualified & non qualified pension model
SRP	No	N/A

*	Reflects ETR 2008 Compensation Model. SpinCo compensation package to be translated to comparable SpinCo model Stock option value of $15.07 and LTIP value of 120

Approved:	Total Incremental Increase (base + annual + options + LTIP) =	$450,346

1st level /Date	Current Total Target Comp (base + annual + options + LTIP) =	$637,822

	Proposed Total Target Comp (base + annual + options + LTIP) =	$872,168

2nd level/Date	Percent Increase =	37%